UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)

Global Geophysical Services, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

37946S107

(CUSIP Number)

February 20, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37946S107

CUSIP No. 37946S107	2

1.	Name of reporting person Kelso Investment Associates VII, L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person PN

CUSIP No. 37946S107	3

1.	Name of reporting person Kelso GP VII, L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person PN

CUSIP No. 37946S107	4

1.	Name of reporting person Kelso GP VII, LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person OO

CUSIP No. 37946S107	5

1.	Name of reporting person KEP VI, LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person OO

CUSIP No. 37946S107	6

1.	Name of reporting person Philip E. Berney
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	7

1.	Name of reporting person Frank K. Bynum, Jr.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	8

1.	Name of reporting person James J. Connors, II
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	9

1.	Name of reporting person Michael B. Goldberg
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	10

1.	Name of reporting person Frank J. Loverro
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	11

1.	Name of reporting person George E. Matelich
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	12

1.	Name of reporting person Church M. Moore
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	13

1.	Name of reporting person Frank T. Nickell
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	14

1.	Name of reporting person Stanley de J. Osborne
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	15

1.	Name of reporting person David I. Wahrhaftig
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	16

1.	Name of reporting person Thomas R. Wall, IV
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	17

1.	Name of reporting person Christopher L. Collins
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

CUSIP No. 37946S107	18

1.	Name of reporting person Howard A. Matlin
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person	5.	Sole voting power 0
	6.	Shared voting power 0
	7.	Sole dispositive power 0
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 0
10.	Check if the aggregate amount in Row (9) excludes certain shares ☐
11.	Percent of class represented by amount in Row (9) 0.0%
12.	Type of reporting person IN

Item 1 (a)	Name of Issuer:

Global Geophysical Services, Inc.

Item 1 (b)	Address of Issuer’s Principal Executive Offices:

13927 South Gessner Road

Missouri City, TX 77489

Item 2 (a)	Name of Person Filing:

Kelso Investment Associates VII, L.P.

Kelso GP VII, L.P.

Kelso GP VII, LLC

KEP VI, LLC

Philip E. Berney

Frank K. Bynum, Jr.

James J. Connors, II

Michael B. Goldberg

Frank J. Loverro

George E. Matelich

Church M. Moore

Frank T. Nickell

Stanley de J. Osborne

David I. Wahrhaftig

Thomas R. Wall, IV

Christopher L. Collins

Howard A. Matlin

Item 2 (b)	Address of Principal Business Office:

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Item 2 (c)	Citizenship:

See Item 4 of the cover pages attached hereto.

Item 2 (d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2 (e)	CUSIP Number:

37946S107

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership (a) through (c)

See Items 5 through 11 of the attached cover pages.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒:

On February 9, 2015 (the “Effective Date”), the Company and certain of its subsidiaries completed a financial restructuring and emerged from protection under Chapter 11 of the United States Bankruptcy Code through a series of transactions contemplated by the Second Amended Joint Chapter 11 Plan of Reorganization of Global Geophysical Services, Inc. and its Debtor Affiliates, as Reformed [Docket No. 751], in the form confirmed, on February 6, 2015, by order [Docket No. 987] of the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”) (such plan of reorganization, including all other exhibits and schedules thereto, as amended, supplemented or modified from time to time, the “Plan”), and the Plan became effective pursuant to its terms. The material features of the Plan included, among other things, the cancellation of all existing equity interests in the Company, including the Common Stock, par value $0.01 per share, on the Effective Date, with the holders thereof receiving no distribution with respect thereto. The order of the Bankruptcy Court with respect to the Plan became final and non-appealable on February 20, 2015.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable as this statement is filed pursuant to Rule 13d-1(d).

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date: May 29, 2015

KELSO INVESTMENT ASSOCIATES VII, L.P

Signature:	/s/ James J. Connors, II
By:	Kelso GP VII, L.P., its General Partner,
by Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, L.P.

Signature:	/s/ James J. Connors, II
By:	Kelso GP VII, LLC, its General Partner,
by James J. Connors, II, its Managing Member

KELSO GP VII, LLC

Signature:	/s/ James J. Connors, II
By:	James J. Connors, II, its Managing Member

KEP VI, LLC

Signature:	/s/ James J. Connors, II
By:	James J. Connors, II, its Managing Member

PHILIP E. BERNEY

Signature:	*

FRANK K. BYNUM, JR.

Signature:	*

JAMES J. CONNORS, II

Signature:	/s/ James J. Connors, II

MICHAEL B. GOLDBERG

Signature:	*

FRANK J. LOVERRO

Signature:	*

GEORGE E. MATELICH

Signature:	*

CHURCH M. MOORE

Signature:	*

FRANK T. NICKELL

Signature:	*

STANLEY DE J. OSBORNE

Signature:	*

DAVID I. WAHRHAFTIG

Signature:	*

THOMAS R. WALL, IV

Signature:	*

CHRISTOPHER L. COLLINS

Signature:	*

HOWARD A. MATLIN

Signature:	*

*By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Attorney-in-fact**

**	The Powers of Attorney filed with the Securities and Exchange Commission with the Form 3s, dated April 21, 2010 in respect of the securities of Global Geophysical Services, Inc. by Kelso Investment Associates VII, L.P., Kelso GP VII, L.P., Kelso GP VII, LLC, KEP VI, LLC, Philip E. Berney, Frank K. Bynum, James J. Connors, II, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Frank T. Nickell, Stanley de J. Osborne, David I. Wahrhaftig, Thomas R. Wall, IV, Church M. Moore and Christopher L. Collins are hereby incorporated by reference, and the Power of Attorney filed with the Securities and Exchange Commission with the Form 3, dated March 5, 2013 in respect of the securities of Global Geophysical Services, Inc. by Howard A. Matlin is hereby incorporated by reference.

Exhibit A

JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Date: May 29, 2015

KELSO INVESTMENT ASSOCIATES VII, L.P

Signature:	/s/ James J. Connors, II
By:	Kelso GP VII, L.P., its General Partner,
by Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, L.P.

Signature:	/s/ James J. Connors, II
By:	Kelso GP VII, LLC, its General Partner,
by James J. Connors, II, its Managing Member

KELSO GP VII, LLC

Signature:	/s/ James J. Connors, II
By:	James J. Connors, II, its Managing
Member

KEP VI, LLC

Signature:	/s/ James J. Connors, II
By:	James J. Connors, II, its Managing
Member

PHILIP E. BERNEY

Signature:	*

FRANK K. BYNUM, JR.

Signature:	*

JAMES J. CONNORS, II

Signature:	/s/ James J. Connors, II

MICHAEL B. GOLDBERG

Signature:	*

FRANK J. LOVERRO

Signature:	*

GEORGE E. MATELICH

Signature:	*

CHURCH M. MOORE

Signature:	*

FRANK T. NICKELL

Signature:	*

STANLEY DE J. OSBORNE

Signature:	*

DAVID I. WAHRHAFTIG

Signature:	*

THOMAS R. WALL, IV

Signature:	*

CHRISTOPHER L. COLLINS

Signature:	*

HOWARD A. MATLIN

Signature:	*

*By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Attorney-in-fact